Exhibit 99.1

Bion’s New Technology Will Make Beef Sustainable and Profitable for Cattle Feeders & Ranchers

July 25, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts and recovers valuable resources, announced a letter of intent with Ribbonwire Ranch to build a 15,000 head sustainable beef cattle feeding operation in Dalhart, Texas. The facility will include innovative barn systems, anaerobic digesters and Bion’s cutting edge waste treatment technology.

Bion and Ribbonwire will work together to create a definitive Joint Venture this Fall, allowing plans to move forward to commence construction of the Dalhart sustainable beef facility during 2023. The LOI contains a provision to allow expansion of the project to four phases, representing 60,000 head capacity or annual production of 180,000 head. Bion expects formal agreements with foodservice and retail customers over the next few months.

The Dalhart facility will be developed to produce blockchain-verified sustainable beef, reduce the stress on cattle caused by extreme weather and temperatures, while remediating the environmental impacts associated with cattle Concentrated Animal Feeding Operations (CAFOs). Bion’s patented technology will refine the waste stream into valuable coproducts that include clean water, renewable natural gas (RNG), and organic fertilizer products. The revenues generated from these new product lines will transform a cattle feeder from a marginally profitable business into a lucrative one.

Chad Schoonover co-founder of Ribbonwire Ranch said “we are excited to be partnered with Bion for this initial system. This could change the industry. This new approach allows us to capture what has otherwise been lost, while still providing a humane environment that doesn’t pollute the air, water or land.” Doug Lathem, co-founder of Ribbonwire, said “I am proud that we are working on a better way to feed cattle, one that will allow our kids and grandchildren to live and work in this area for generations to come.”

Bill O’Neill, Bion’s CEO, expressed his appreciation to Ribbonwire for recognizing this opportunity and wanting to be part of it. “We are fortunate to be working with a forward-thinker like Ribbonwire Ranch. We realize that this announcement is just a first step in making sustainable beef a reality. However, it is an important step to giving the consumer the sustainable beef they want and helping cattle feeders and producers create more value for their cattle. And equally important is the fact we are keeping the waste stream from polluting the air, land, and water, and verifying those improvements in the process.”

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About Ribbonwire Ranch: Ribbonwire is a cattle ranch in the Texas panhandle that operates on approximately 40,000 acres of grazing lands that is certified organic; its affiliated entity, Lathem Farms, operates +/- 10,000 acres of farmland, of which approximately 70% is certified organic. It is considered the largest organic cow/calf operation in the State of Texas. The principals of Ribbonwire and Lathem have over 50 years of combined knowledge and experience growing feed and producing organic cattle.

About Bion: Bion’s patented third generation technology was designed to largely mitigate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s 3G Tech platform can create a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘intent’, ‘expect’, ‘can’, ‘will’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct